Exhibit 14.1

GEOSPACE
Technologies
7007 Pinemont Drive

GEOSPACE TECHNOLOGIES CORPORATION

GENERAL CODE OF BUSINESS CONDUCT

AND

SUPPLEMENTAL CODE OF ETHICS

FOR

CEO AND

SENIOR FINANCIAL OFFICERS

TABLE OF CONTENTS

Page
Purpose	1

Relationship with the Company

Human Resources	4

Substance Abuse	5

Health, Safety and Environment	7

Employee Loyalty	8

Confidentiality of Corporate Information	12

Internal Accounting Controls	12

Securities Trading and Disclosure	16

Records Retention/Destruction	23

Relationship with Others

Anti-Corruption Compliance	23

Antitrust Compliance	25

Conflict Minerals	27

International Trade Restrictions and Boycotts	28

Community Involvement	29

Political Participation	29

Government and Third Party Investigations	30

The Follow-Through	31

General Code of Business Conduct Form of Agreement	34

Supplemental Code of Ethics for CEO and Senior Financial Officers	36

-i-

GEOSPACE TECHNOLOGIES CORPORATION

GENERAL CODE OF BUSINESS CONDUCT

Purpose

Geospace Technology’s (“Geospace”, “the Company”) philosophy is that we (“Employees, including Officers”, “Our”, “Us”), as well as Directors, all must do the right thing and make the right choices in conducting our business. This means we comply with all applicable laws and regulations in both the letter and spirit, generally adhering to higher standards than what is minimally legally required. In addition, we follow the highest ethical and business practices and act as responsible members of the community. We intend to maximize the value of our stockholders’ investment in the Company. We do this by adhering to our Mission Statement and Core Values.

Our Mission—Our goal is to provide customers with the best products and services available in the industry. To accomplish this, we find ways to add value for our customers by creating profits for them.

We do not operate in isolation but within communities, which have placed their trust in our abilities. We are accountable for how well we serve them.

Our community of employees serves a community of customers by providing equipment and services to help them make a profit. Our business activities serve a community of suppliers and shareholders who have put their trust in us by investing in our business. We best achieve our goal by operating from a set of Core Values.

Left to Right: Thomas Davis, Richard Miles, William Moody, Charles Still, Gary Owens, Rick Wheeler, Michael Sheen, Tina Langtry, and E.R. (Bud) Giesinger, Jr.

Our Core Values

•

Safety—Safety is fundamental to us all. By keeping safety a priority, for ourselves, each other, and our customers, we strengthen our skills in every other Core Value. We are dedicated to protecting people, property, and the environment from harm.

•

Integrity—Integrity is our most valued principle. We will maintain high ethical standards in everything we do. We must be known for our honesty and sincerity. We are dedicated to complying with both the letter and spirit of the rules and laws that govern us. Our continued success requires unswerving adherence to these standards. Our business is highly competitive. Though we seek to expand our business aggressively, we must always compete fairly.

•

Respect—We respect other people. This creates an environment that promotes open communication, diverse ideas and approachable people. A respectful environment allows customers to express their needs with the expectation that we will listen. It also allows thoughtful responsiveness to customers’ needs.

•

Excellence—We take great pride in the quality of our work and are determined to achieve excellence in everything we do. Excellence is reflected by how we conduct ourselves as individuals and as a company. It is reflected in the quality of the solutions we develop for our customers and the value they receive from our products and services. We seek to identify and recruit the very best person for every job. Excellence is a shared responsibility for every employee. To embrace excellence, we emphasize education, training and development of employees and teams. Striving for excellence is a continuing quest.

•  Creativity—Fulfilling our customers’ needs is the most important ingredient of our corporate well-being. Our collective creativity generates solutions for our customers and is the essence of differentiating us from our competitors.

•  Teamwork—We are all in this together. As long as we work together, there is no limit to the possibilities. The sum of our collaborative effort is much larger than the sum of our individual efforts, and in this manner our customers are best served.

Left to Right: Thomas T. McEntire, Vice President and Chief Financial Officer; Robbin Adams, Executive Vice President and; Chief Project Engineer; Walter R. Wheeler, President and Chief Executive Officer; and Michael J. Sheen, Senior Vice President and Chief Technical Officer.

•

Responsibility—The responsibility of solving customers’ problems belongs to everyone. We place no limits on employee initiative in serving customers. We must each be trustworthy and accountable to reliably serve the needs of the customer and each other.

•

Flexibility—The work we do is highly technical and changes very rapidly. To be effective, we must be change hardy. “The way it’s always been done” will not be sufficient to bring us future success. We must be a flexible organization that is willing to learn, create new ideas and adapt to the new environments.

•	Enthusiasm—We are enthusiastic! This allows us to focus on our opportunities to serve the customer. Enlightened optimism creates an environment conducive to meeting and exceeding our customers’ needs.

•	Loyalty—We will be loyal to our customers. We will honor their secrets and confidences and earn their respect and loyalty in return.

•	Profitability—Profits are the fuel to our success. They create value for all stakeholders. It is our practice to share our profits with all who help create them.

•

Social Responsibility—We do not exist in isolation. We operate in communities which have placed their trust in us. They provide employees and suppliers a friendly environment for growth and success. We pledge to conduct ourselves in a most responsible manner in each community.

In pursuit of our mission, core values, and goals, this General Code of Business Conduct (the “Code”) has been prepared so that each of us knows and understands the basic principles of law, ethics and sound business practices by which Geospace complies. The Code highlights several policies and laws in which we should be aware when carrying out our business activities. We are expected to understand and abide by this Code as the framework to guide our behavior and to recognize sensitive areas and issues. We all have a duty to uncover and address illegal activities and promote ethical behavior. If we have questions about the Code or how to handle a specific situation, we should speak with a supervisor, the Company’s Chief Executive Officer (“CEO”) or the Company’s Chief Financial Officer (“CFO”). We are encouraged to ask questions; we should not hesitate to seek advice before making a commitment or taking a course of action to avoid unethical and illegal conduct. Such conduct could subject us to the full range of disciplinary action by the Company and the law, including termination.

This Code and any related policies and procedures apply to all of us at Geospace: all divisions, subsidiaries and partnerships in which Geospace holds a majority interest (if any) and all officers, employees and agents of these entities. We or anyone else who violate this Code and any related policies are acting outside the scope of our employment or agency and are subject to the full range of disciplinary action by the Company. The Company expects supervisors to take reasonable steps to help assure compliance and detect noncompliance by us as employees. Supervisors may be disciplined for their failure to meet reasonable expectations in performing these duties. Also, the Company has an additional separate Code of Ethics for our Chief Executive and Financial Officers (appended at the end of this Code) in order to address certain requirements flowing from the Sarbanes-Oxley Act of 2002.

Always be mindful that as Geospace employees, we are expected to:

•	Comply with our Code, policies and business practices.

•	Comply with applicable laws and regulations.

•	Seek guidance when we have questions.

•	Promptly report any suspected violations.

•	Take responsibility for our own conduct and take pride in our actions.

Relationship with the Company

Human Resources

Geospace recognizes that its greatest strength lies in our talents and abilities. These goals have been established to guide the Company’s activities in employee relations.

Policy—The Company has established the following on-going policy.

•

To provide equal opportunity for employment and advancement on the basis of ability and aptitude without regard to race, color, religion, creed, national origin or ancestry, citizenship, ethnicity, gender, gender nonconformity, transgender status, age, physical or mental disability, past, current or prospective service in the uniformed services, genetic information, or any other characteristic protected under applicable federal, state or local law.

•	To protect the health and safety of employees in their work environment

•	To compensate employees fairly, according to their performance and to provide benefits within the framework of prevailing practices.

Anti-Harassment—Geospace’s policy is established to protect the race, religion, creed, national origin, ancestry, sex (including pregnancy), gender (including gender nonconformity and status as a transgender or transsexual individual), age (40 and over), physical or mental disability, citizenship, genetic information, past, current or prospective service in the uniformed services, or any other characteristic protected under applicable federal, state or local law of employees or applicants. All of us as Geospace employees are prohibited from engaging in any form of harassment.

•

Sexual Harassment—Sexual harassment means any harassment based on someone’s sex or gender. It includes harassment that is not sexual in nature (for example, offensive remarks about an individual’s sex or gender), as well as any unwelcome sexual advances or requests for sexual favors or any other conduct of a sexual nature, when any of the following are true:

a.	Submission to the advance, request or conduct is made either explicitly or implicitly a term or condition of employment.

b.	Submission to or rejection of the advance, request or conduct is used as a basis for employment decisions.

c.	Such advances, requests or conduct have the purpose or effect of substantially or unreasonably interfering with our work performance by creating an intimidating, hostile or offensive work environment.

•  Other Types of Harassment—Geospace’s anti-harassment policy applies equally to harassment based on an employee’s race, religion, creed, national origin, ancestry, age (40 and over), physical or mental disability, citizenship, genetic information, past, present or prospective service in the uniformed services, or any other characteristic protected under applicable federal, state or local law. Geospace will not tolerate any form of harassment, such as the examples below:

a.	Verbal (for example, epithets, derogatory statements, slurs, sexually related and/or derogatory comments or jokes, unwelcome sexual advances or requests for sexual favors).

b.	Physical (for example, assault or inappropriate physical contact).

c.	Visual (for example, displaying sexually suggestive and/ or derogatory posters, cartoons, drawings, leering or making sexual and/or derogatory gestures, or sending inappropriate adult themed gifts.

This list is presented for illustration only, and is not exhaustive. No form of harassment will be tolerated. Harassment is prohibited both at the workplace and at employer-sponsored events.

•

Complaint Procedure—Any of us who believe that we have been the victims of harassment, or knows someone who has been a victim of offensive conduct must report the incidents immediately to their supervisors, the department manager, the Vice President of Human Resources or to an HR Generalist, or to the President and Chief Executive Officer who will ensure that a prompt investigation is conducted.

Substance Abuse

Geospace is alarmed at the growing trend of substance abuse and the harmful effects it has on individuals and our society. The Company does not condone nor will it tolerate illegal drug use or abuse of alcohol or other legally controlled substances by any of us.

To protect our health and welfare as well as that of our customers, neighbors and others with whom it has relationships, Geospace has adopted the following practices and procedures in regards to substance abuse.

•

Possession—The possession, use, sale, manufacture, distribution, dispensation or purchase of unauthorized or illegal drugs or substances, or the abuse or misuse of legal drugs or alcohol on Company premises, while on Company business or during working hours, is prohibited.

•	Intoxication—Any of us under the influence of drugs or alcohol while on Company premises, while on Company business or during working hours is subject to disciplinary action, including termination.

•	Actions—Unlawful actions which discredit the Company involving illegal drugs, controlled substances or alcohol during non-working hours are grounds for disciplinary action, including termination.

•  Drug Testing—A medical screen for drugs may be included as a condition of employment in any physical examination provided by the Company, including pre-employment, executive and work-related physical examinations. We may be notified by management that periodic or mandatory random testing for drug use will be conducted. Confirmed positive test results are grounds for disciplinary action, including termination, or for denial of employment.

•

Medical Screening—The Company may require appropriate medical screens as a condition of continued employment if suspicion exists that our work performance or safety is impaired by the use of drugs or alcohol.

•	Searching—The Company may inspect or search our possessions on Company premises to assure a drug-free work environment.

•	Cooperation—Refusal to cooperate with these procedures, including appropriate medical screens, may result in disciplinary action, including termination.

•

Employee Assistance Programs—If we suffer from a substance abuse problem, Geospace urges us to seek assistance by contacting the Human Resources Department. Records associated with substance abuse counseling or the Employee Assistance Program and the results of drug and alcohol tests will be kept confidential, except to the extent disclosure is required by law.

The law and Company policy require any of us working on a federal contract who is convicted of violating a criminal drug law while on Company premises to promptly report the conviction to Geospace’s Human Resources Department. Any of us so convicted may be required to participate in a substance abuse rehabilitation program.

Health, Safety and Environment

Regulations—Numerous environmental regulations designed to protect human health and the environment affect nearly every aspect of Geospace’s business. Failure to comply with the regulations can result in the imposition of civil penalties against Geospace and us as employees. The penalties that may be imposed under the various regulations are up to thousands of dollars per day per violation. Criminal sanctions may also be imposed upon individuals, with resultant penalties including possible imprisonment. The environmental statutes also prohibit Geospace from reimbursing any of us as employees for fines imposed against us by the government for violations of environmental laws.

Policy—Geospace Technologies Corporation is committed to zero harm to people, property, and the environment. Our commitment to HSE extends to our customers, our staff, and the community in which we operate. We aim to achieve this through:

•	Making our employees’ health and safety and protecting the environment top priorities.

•	Developing and improving programs and procedures to ensure compliance with all applicable laws and regulations.

•	Creating a culture where the health and safety of our staff and the protection of the environment is considered in all operating decisions, including those related to planning and acquisition.

•	Ensuring employees are properly trained and provided with the appropriate safety equipment.

•	Engaging in sound reuse and recycling practices and exploring feasible opportunities to minimize the amount of waste generated.

•	Using energy efficiently throughout our operation.

•	Communicating our HSE commitment and encouraging personal accountability to emphasize compliance with standards and best practices during employee training.

•	Striving for continual improvement by measuring our health, safety and environmental impacts through periodic evaluations to enhance our HSE performance.

To follow this policy, the following is expected.

•	Compliance—We must operate in full compliance with all health, safety and environmental laws and regulations.

•	Implementation—We must consistently implement all work practices taught in Company-sponsored education and training programs to prevent personal injury or property loss.

•	Concern— We must actively encourage care and regard for the environment among fellow employees.

•	Reporting—We must immediately report any health, safety and environmental problems to our supervisors;

•	Improvement—We must identify opportunities to improve health, safety and environmental programs.

•	Prepared—We must be prepared to implement emergency preparedness plans, if necessary.

Finally, possession or use of firearms or other weapons, except where specifically allowed by state law in locked privately-owned vehicles in Company parking area, is absolutely prohibited and termination will likely follow for any violation of this prohibition.

Reports of any actual or potential health, safety and environmental, or any questions about our responsibilities or Company policies in these areas, should be immediately directed to our supervisors, the Director of the Health Safety and Environmental (HSE) Department, the Chief Executive Officer or the Chief Financial Officer.

Employee Loyalty

Geospace expects us as employees to serve the Company with undivided business loyalty. We are expected to put the Company’s interests ahead of any other business and commercial interest we may have as individuals. We also should avoid situations in which a conflict of interest could arise.

Conflict of Interest— A conflict of interest exists when there is a conflict between an individual’s obligation to the Company and personal self-interest. Other potential conflicts arise in situations where a competitive, regulatory or adversary relationship could exist. We should not use our position with Geospace, or information acquired in that capacity, in a manner (1) that may create a conflict of interest or the appearance of a conflict of interest between our personal interests and the Company or (2) which directly or indirectly benefits us or our spouse, parents, children, siblings, mothers and fathers-in-law, sons- and daughters-in-law, any person living in the same house with us or any business associate of ours.

A complete definition of what constitutes a conflict of interest is difficult, but generally speaking, we should not engage in activities resulting in the following behaviors:

•

Obtaining a significant financial or other beneficial interest in one of the Company’s suppliers, customers or competitors without first notifying the Company and obtaining written approval from the Chief Executive Officer or his or her designee;

•

Engaging in a significant personal business transaction involving the Company for personal profit or gain, unless such transaction has first been approved in writing by the Chief Executive Officer or his or her designee;

•

Accepting money, gifts of other than nominal value, excessive hospitality, loans, guarantees of obligations or other special treatment from any supplier, customer or competitor of the Company (loans from lending institutions at prevailing interest rates are excluded);

•	Participate in any sale, loan or gift of Company property without obtaining written approval from the Chief Executive Officer or his or her designee:

•	Learn of a business opportunity through ones association with the Company and disclose it to a third party, or invest in, or take the opportunity personally without first offering it to the Company;

•	Assist competitors of the Company by providing services or other assistance without obtaining approval from the Chief Executive Officer or his or her designee;

•

Use corporate property, information, Company services, or Company position for personal gain; the work we do for the Company belongs to the Company. We may not exploit inventions, patents, copyrights or other intellectual property or proprietary information or trade secrets belonging to the Company for personal benefit; or

•	Competing with the Company.

This policy is based on the legal principle that requires directors, officers and employees who handle Company money or property, or who transact Company business, to serve the Company with undivided loyalty. These individuals are strictly prohibited from taking what in all fairness belongs to the Company. If a business opportunity should belong to Geospace, taking it for personal gain is considered taking a corporate asset.

Loans by the Company to, or guarantees by the Company of obligations of, employees or their family members are of special concern and could constitute improper personal benefits to the recipients of such loans or guarantees, depending on the facts and circumstances. Loans by the Company to, or guarantees by the Company of obligations of, any director or executive officer are expressly prohibited.

Prohibited Activities—Specifically, we should not participate in, and no member of our immediate family should participate in, any of the following activities without the prior written approval of the Chief Financial Officer or the Chief Executive Officer.

a.	Selling or brokering products or services for any competing enterprise

b.	Accepting a position or arrangement in or with any competing business

c.	Using Company copyrights, trade names or other intellectual property or proprietary information without permission

d.	Engaging in land or property transactions in which the Company may have an interest

e.

Acquiring an equity interest (including stock or stock options), or engaging in any other business or financial arrangement with, a business engaged in purchases from or sales to the Company or in competition with the Company, except, of course, for equity interests in public companies that are not significant ownership positions therein

Trading in publicly traded securities usually is not a conflict of interest for many of us. But if we have questions, we should start reviewing the “Securities Trading and Disclosure” hereinafter for a more detailed review. If we have questions about this policy or are aware of an employee’s participation in an activity that conflicts with our obligations to the Company, contact the Company’s Chief Executive Officer or Chief Financial Officer.

We should obtain the written approval of the Chief Executive Officer, or the designee thereof, before serving as officers or directors of a business other than Geospace or its subsidiaries (if any) and other charitable, civic and similar organizations whose activities do not conflict with the interests of Geospace and which do not impose excessive time demands.

Disclosure of a particular situation that may be a conflict of interest does not mean that the Company will find it substantial enough to be prohibited. Each situation will be considered on an individual basis.

Intellectual Property and Computer Law—Geospace has made a large investment in the development of software, trademarks, service marks, trade names, patents, copyrights, trade secrets and other valuable intellectual property. The continued success of the Company is dependent upon the successful commercial development and exploitation of its intellectual property. We are responsible for insuring that these valuable assets are protected and preserved.

Most intellectual property created by us as employees will be “work for hire” and Geospace will automatically own all rights in what we create. In some cases, however, we may be asked to sign a separate document transferring our rights to the Company. We will be required to sign the transfer documents when the inventions or other work being transferred was created while we were working for Geospace.

Infringement of other parties’ intellectual property rights is both expensive and illegal. It is Geospace’s policy to avoid unauthorized use of other companies’ or people’s proprietary intellectual property, including trademarks, service marks, patents, copyrights, and trade secrets.

Therefore, we are instructed as follows in regards to intellectual property.

•	Trademarks—We should not use Geospace trademarks or service marks in any way other than as a capitalized adjective, or fail to accompany trademarks or service marks with the proper designation.

•	Copyright Notices—We should affix a proper copyright notice to any piece of Geospace’s intellectual property, including but not limited to computer software developed by Geospace or its contractor.

•

Software Licenses—Those of us responsible for purchasing and/or managing software should be familiar with the terms of software licenses and should take steps to ensure that users of the software are familiar with any contractual limitations on use.

•

Unauthorized Copies—We should not knowingly make unauthorized copies of software, use it in a manner, at a location, or on any machine, that is not authorized by the terms of the license agreement. As an example, employees should not bring software from home to use on their personal computers at work.

•

Inadequate Protection—Unless approved by appropriate management personnel, we should not engage outside consultants or developers without adequate protection of the intellectual property rights of Geospace.

•	Respecting Rights—We should respect the intellectual property rights of other companies and persons and not knowingly misappropriate such property.

Ethical Standards—All of the Company’s activities must be performed based on the highest ethical standards. To assure this goal, we as employees should avoid any relationship with other businesses that could impair or unduly influence their ability to discharge our duties properly. The appearance of a conflict often can be as damaging as an actual conflict. A good general rule is to avoid any action or association that would embarrass us or the Company if it were disclosed to the public.

Gifts and Bribes—Gifts and entertainment represent an area of potential conflict in situations where a competitive, regulatory or adversary relationship could exist. Giving or accepting gifts and entertainment can be construed as an attempt to unduly influence the relationship. It should be noted that many states and foreign countries have so-called “commercial bribery” statutes that prohibit bribes in private business, and some federal criminal statutes can be extended to cover such activities. Generally, we should not make or accept gifts of more than nominal value or entertainment of greater than usual or customary expense. Gifts of money, stock, bonds, gift cards redeemable for cash or similar items are never permissible. Our judgment can help tell us (1) when a gift is improper and should be refused to prevent embarrassment to everyone and (2) when to avoid what may be an unintentional violation of the law. We should never receive or provide any gifts or entertainment when there is any obligation to “pay back” on the part of the recipient. We should report any instance in which we have been offered something we cannot accept under this Code to our supervisors as soon as possible.

Business entertainment is an ambiguous area. Picking up the check (or letting someone else pay the tab) for a business lunch, or dinner, or a trip to a sporting event, or other event is usually permissible. However, a clear business purpose should be involved. We will be reimbursed for reasonable travel and entertainment expenses incurred for the benefit of the Company which are ordinary and necessary, legally incurred and properly authorized, reported and approved.

Gratuities and Government Employees—Federal and state laws restrict the ability to give gratuities to government employees, including politicians. These laws specifically prohibit giving a gratuity to a government employee in connection with a business transaction. Procurement and contracting officers, inspectors, auditors and even local officials who issue permits or grant zoning variances are examples of government employees frequently dealt with, but any government employee can be included in this prohibition. The laws could be violated if anything of value is given to a government employee even if there is no intent to influence an official action or decision.

Therefore, none of us as employees should entertain a public official or otherwise engage in lobbying efforts without authorization from the Anti-Corruption Compliance Officer, Geospace’s Chief Executive Officer or Chief Financial Officer.

Confidentiality of Corporate Information

One of Geospace’s most valuable assets is its body of business information, ideas and data. The widespread use of computer terminals and computer systems has caused this information to be accessible by many of us as employees. Failure to adequately protect this corporate information can lead to the loss of highly confidential data that may place Geospace at a disadvantage in the marketplace or breach the Company’s contractual obligations.

We are responsible and accountable for the integrity and protection of business information and must take steps to protect information that has been entrusted to us. Care must be taken to safeguard the confidentiality of internal information. You must not make inappropriate modifications to information or destroy, disfigure or disclose information. Documents containing sensitive data should not be left lying on desks and must be properly secured at the end of the business day. Visitors should not be left unattended in offices containing internal Company documents. In addition, particular attention must be paid to the security of the data stored on the computer system – we must maintain the secrecy of our passwords and lock the equipment when not in use. If we observe individuals that we do not recognize using terminals in our areas or any other suspicious activity, immediately report this to our supervisors.

Internal Accounting Controls

This section of the Code describes the internal accounting controls that have been established to govern management of the Company’s assets and liabilities. Geospace has adopted these controls in accordance with generally accepted accounting principles, the guidelines of the Financial Accounting Standards Board, our internal needs, stockholder needs and the requirements of various laws and regulations which apply to the Company. Two of these laws, the Foreign Corrupt Practices Act of 1977, and the Sarbanes-Oxley Act of 2002 deserve further explanation because of their far-reaching provisions.

Foreign Corrupt Practices Act—In 1977 the United States federal government enacted the Foreign Corrupt Practices Act (the “FCPA”). All American citizens, residents and companies, whether publicly traded or privately held, are subject to certain key provisions of the FCPA.

The FCPA has two basic parts: (1) the antibribery provisions (which apply to both individuals and entities) and (2) the accounting, recordkeeping and internal controls requirements (which are most directly applicable to publicly-owned companies, such as Geospace). The antibribery provisions prohibit certain payments to foreign officials, foreign political parties, candidates for foreign political office and other persons known to be conduits to such recipients. Prohibited payments or “bribes” under the FCPA include anything of value given, offered or promised to any such person to assist the Company in obtaining business, retaining business or for directing business to any person. “Anything of value” can include things of value other than cash, such as free vacation trips, services and jobs for relatives.

Despite its title, the FCPA’s accounting, recordkeeping and internal control provisions apply to both domestic and foreign operations of publicly-traded American companies. These FCPA requirements were intended to act as a control system to complement the antibribery provisions by preventing the creation of unreported slush funds, illegal payments and other instances of false books and records, but they are actually much broader in scope. The provisions of the FCPA have been used by the U.S. government to challenge a wide range of questionable accounting and recordkeeping practices unrelated to illegal payments or foreign operations. In any instance, it is important to understand that accuracy in documentation and reporting is required since the FPCA’s provisions can be interpreted to apply to relatively small sums, such as sums from petty cash funds.

Any of us as employees or any directors, officers, or agents of Geospace, or any stockholders acting on behalf of Geospace who are convicted of violating the antibribery provisions of the FCPA are subject to severe fines and/or imprisonment for a single count. If convicted, the Company is subject to stifling fines for a single count. In addition to possible criminal actions, civil enforcement actions may be brought against the Company and its personnel and civil penalties assessed against individuals. Other possible penalties and serious enforcement remedies can be applied to violations of the FCPA’s accounting provisions.

Sarbanes-Oxley Act—In 2002 the federal government enacted the Sarbanes-Oxley Act, a sweeping measure addressing corporate and accounting reform in the wake of highly publicized scandals in corporate America. Such Act and rules and regulations promulgated by the SEC thereunder contain a number of provisions affecting public companies like Geospace, including (i) provisions requiring specific individual management certifications as to the accuracy of the Company’s periodic reporting (Forms 10-Q and 10-K) to the Securities and

Exchange Commission (the “SEC”) and specific individual management certifications to the SEC as to the design, implementation and evaluation as to effectiveness of the Company’s disclosure controls and procedures intended to assure timely and accurate periodic reporting. Further, such Act requires reports and certifications to the SEC as to the effectiveness of the Company’s internal control over financial reporting, as well as other matters pertaining to internal controls, and Geospace’s independent auditors are required to report on and attest to management’s assessments as to internal control over financial reporting.

Internal Control Guidelines—Under the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder “internal control over financial reporting” consists of a company’s policies and procedures that are designed and operated to provide reasonable assurance about the reliability of the company’s financial reporting and its processes for preparing financial statements in accordance with generally accepted accounting principles. It also includes policies and procedures that pertain to the maintenance of accounting records, the authorization of receipts and disbursements and the safeguarding of assets. To be effective, internal controls must be designed properly and all the controls necessary to provide reasonable assurance about the fairness of a company’s financial statements should be in place and performed by qualified people who have the authority to implement them. Specifically, the rules under the Sarbanes-Oxley Act contemplate, as internal controls, policies and procedures which address the following issues.

•	Recordkeeping—They pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the company’s transactions and dispositions of assets.

•

Transactions—They provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and that receipts and expenditures are being made only in accordance with authorizations of management and directors.

•

Prevention—They provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of assets that could have a material effect on the financial statements.

Geospace has established accounting policies, systems, controls and records for authorizing, executing and recording, accurately, fairly and in reasonable detail, all transactions involving the Company’s assets and liabilities. The Company has established physical and administrative controls for access to its assets and will periodically reconcile its recorded and existing assets. The Company has in place procedures and controls as to its disclosure process. These policies and controls have been established according to the Company’s internal needs, generally accepted accounting principles and various laws and regulations, including the FCPA and the Sarbanes-Oxley Act and rules and regulations under both such Acts. The Company’s Internal Audit Department has an on-going responsibility to audit compliance with such policies and controls and to discuss such matters with, and to report exceptions to, the Chief Financial Officer, the Audit Committee of the Board of Directors and the Company’s legal counsel and/or independent auditors.

To meet the Company’s compliance and internal needs, the following examples of internal controls have been designed to monitor potential high-risk areas.

•

Compliance—None of us as employees, officers, or any other persons acting on behalf of the Company will engage in any activity that circumvents the Company’s accounting policies or systems of internal controls or its disclosure controls and procedures.

•

Illegal Payments— None of us as employees, officers, or any other persons acting on behalf of the Company will in any way offer, promise, make or cause to be offered or made, illegal payments, illegal contributions (or other contributions prohibited hereby) or other illegal disbursements or gifts.

•

Internal Accounting Controls— Accounting practices are to be conducted in full compliance with the accounting, record keeping and internal control requirements of the FCPA, the Sarbanes-Oxley Act and related rules and regulations.

•  Cash Disbursements— Company policy prohibits cash disbursements except for nominal disbursements drawn from established and properly recorded petty cash accounts. Upon receipt of appropriate documentation and authorization, all payment transactions will be issued only to the ultimate payee. No payments will be issued to “cash” or “bearer”. A procedure exists for granting exceptions to this policy, but the excepted transaction or transactions must be approved in advance by the Company’s Chief Financial Officer or designee thereof.

Consulting Services and Review Procedures—The experience of American companies operating abroad is that problems relating to the FCPA, particularly its antibribery provisions, are most likely to occur in the use of foreign representatives, consultants, agents or other intermediaries. For this reason, the Company has adopted a due diligence process to help ensure that business relationships are formed with reputable and qualified agents, consultants, representatives and other business partners who will interact with any government officials on the Company’s behalf (collectively referred to as “Intermediaries”).

An Intermediary cannot be retained without the prior approval of the Anti-Corruption Compliance Officer (“ACO”) or the designee thereof. All prospective Intermediaries must agree to comply with anti-corruption laws and the Company’s Policy against bribery as a condition to engagement. No waiver of this requirement will ever be given. We must contact the ACO for forms and guidance before engaging an Intermediary. To obtain approval to engage any Intermediary that may interact with Government Officials on the Company’s behalf, the following documentation should be submitted to the ACO.

•	Questionnaire—A due diligence questionnaire must be completed by the prospective Intermediary.

•

Screening—A risk-based due diligence screening must be completed to assess and address any issues that may be associated with the Intermediary’s activities, location, authority, influence, reputation and other relevant factors that could impact the Company’s compliance with the law. [1]

•	Fee Explanation—An explanation for fees showing that payments to the Intermediary are market or bear a reasonable relationship to the value of the services to be rendered.

•

Written Contract—A written contract with the Intermediary must be obtained that contains the scope of work, payment terms, requisite anti-bribery representations, warranties and audit rights, approved by Corporate Counsel.

Reporting and Review Procedure—If any of us as employees or an Intermediary believes an improper payment has been, or may be, made or accepted in violation of this Policy, then we have an affirmative duty to report it immediately to our supervisors or Intermediary, the management or via the Company Hotline website or phone, or to the ACO by phone, letter or email. Relevant details regarding reporting and review are located in the Company Anti-Corruption Policy. See the Code: Anti-Corruption Compliance.

Securities Trading and Disclosure

Insider Information—Publicly traded companies generally are required, subject to certain narrow exceptions, to provide full and fair public disclosure on a timely basis of any activities or events which would materially affect the value of their securities.

In the normal course of business, some of us may have access to information about such activities or events (including information as to both activities undertaken by Geospace itself and activities undertaken by others) before it becomes public knowledge. Until it is released to the public, this knowledge is considered “inside” information and must be kept confidential. Federal securities laws may be viewed as designed to protect the public by preventing anyone with access to inside information from exploiting this knowledge. If we are aware of any material information relating to the Company that has not been made available to the public for at least two full business days, we must not trade directly or indirectly in the Company’s securities or disclose (“tip”) such information to another person who is likely to trade in the Company’s securities. Serious criminal and civil penalties attach to “insider” trading and “tipping”.

[1]	Contact the ACO to determine the risk level and appropriate due diligence measures for a prospective or existing Intermediary that may interact with Government Officials on the Company’s behalf.

We should assume that information is “material” if an investor might consider the information to be important in deciding whether to buy, sell or hold securities of the Company. A good question to ask is “will the information, when disclosed, be likely to affect the price for the Company’s securities?” Information may be important for this purpose even if it would not alone determine an investor’s decision. Some (but not all) of the matters which may be material are earnings forecasts and undisclosed past financial results, possible acquisition or disposition of a business or formation of a joint venture or other strategic relationship, acquisition or loss of a significant supplier or customer or contract therewith, dividend actions, important product developments, significant financing developments, major personnel changes, major litigation developments, changes in the Company’s capital structure (debt or equity) and the status of any labor negotiations. Geospace emphasizes that this list is merely illustrative. When there is any doubt, please consult with the Chief Executive Officer or Chief Financial Officer; the Company recommends a conservative attitude in these regards. We may not act on this information or release it to anyone else, including relatives, friends, co-workers or stockbrokers, until the information has been disclosed publicly and the public has had time to react to it.

Similarly, if we are aware of nonpublic information concerning a possible significant transaction between the Company and another public company, we must not disclose that information to persons outside of the Company and we must not trade directly or indirectly in securities of the other company until such information has been publicly disclosed or until the possibility of such a transaction has been permanently terminated.

•	Penalties—Penalties for violations are severe and include the following punishments.

a.	Criminal fines and imprisonment

b.	Judgment in favor of a damaged investor ordering the violator to pay over any profits made from trading on the information and possible payment of damages

c.	In certain cases, judgment in favor of the Company ordering the violator to pay over any profits made from the transaction, and possible payment of damages

d.	Court injunction

e.	Administrative sanction

f.	Civil penalties of up to three times the amount of profit gained or loss avoided

Geospace may even have allegations made, and civil penalties sought, against it under certain circumstances in connection with violations made by us.

While some of us have duties where we have greater knowledge or access than others to material Company information, the rules apply to anyone of us who has direct or indirect access to material nonpublic information. This includes everyone from officers and directors of the Company to clerical staff and secretaries who may type confidential memoranda or technical personnel who may work on new projects.

•	Insider Trading Guidelines—The following guidelines are intended to help us comply with the rules regarding inside information.

a.

Regardless of the motive or purpose involved, we should not discuss internal information about the Company (i) with anyone outside the Company, except as required in the performance of regular Company duties and (ii) with anyone inside the Company except on a “needs to know” basis.

b.

Do not disclose sensitive or nonpublic information to anyone outside the Company regardless of our view as to its materiality. The Company has standard procedures for the release of information where appropriate, necessary or required. No disclosure should be made without following these procedures. Communications on behalf of the Company with the media, securities analysts and other investors must be made only by specifically designated representatives of the Company. Unless we have been expressly authorized to make such communications, if we receive any inquiry relating to the Company from the media, a securities analyst or an investor, we should decline commenting and refer the inquiry to the Company’s Chief Executive Officer or Chief Financial Officer.

c.

We should not buy or sell Geospace securities (or options therefor), or direct someone else to buy or sell them for us, when we have knowledge of material inside information which has not been made public. After it has been made public, we cannot act on the information until the public has had time to react to it.

d.	We should not trade in another company’s stock, options or other securities if we believe that their value will be affected by Geospace’s plans, activities or business or a transaction with Geospace.

•  Insider Trading Blackout Period—To ensure compliance with this Code of Conduct and applicable federal and state securities laws, the Company requires that all of us as employees, as well as directors and officers who receive monthly financial information about the Company, refrain from conducting transactions involving the purchase or sale of the Company’s securities during the following periods (the “Blackout Period”):

Blackout Period—The period in any fiscal quarter commencing twenty days prior to the last day of any fiscal quarter and ending at the close of business on the second business day following the date of public disclosure of the financial results for such fiscal quarter or year. These periods will usually include March 11 through May 10, June 10 through August 9, September 10 through December 3, and December 11 through February 9.

The safest period for trading in the Company’s securities, assuming the absence of possession of material, non-public information, is generally the first ten or so business days following the end of a Blackout Period. The Blackout Periods are particularly sensitive periods of time for transactions in the Company’s stock from the perspective of compliance with applicable securities laws, and while they are not mandatory for all of us, we are all directed to use caution during such periods in connection with any transaction in Company securities.

The purpose behind the Blackout Periods is to help establish a diligent effort to avoid any improper transactions. All of us, as well as officers and directors who receive monthly consolidated financial information must comply with the Blackout Period restrictions. Each of us is individually responsible at all times for compliance with the prohibitions against insider trading. Trading in the Company’s securities outside a Blackout Period should not be considered a “safe harbor,” and all directors, officers and employees should use good judgment at all times.

There are certain transactions that are permitted during a Blackout Period.

a.

Purchases of Company securities through the Company’s 401(k) plan (however, changes in percentages of stock or an intra-plan fund transfer involving stock are subject to the Blackout Period restrictions).

b.	Transactions pursuant to qualifying 10b5-1 plans, which plans, in general permit individuals to maintain a standing instruction with a broker to purchase or sell stock if certain conditions occur.

The Company may determine that additional transactions not listed above are permitted during a Blackout Period. We will receive a notice in the event that additional transactions are deemed permissible.

From time to time, the Company may also recommend that some of us, as well as directors, officers, and others suspend trading because of developments known to the Company and not yet disclosed to the public. In such an event, selected persons are advised not to engage in any transaction involving the purchase or sale of the Company’s securities during this period and should not disclose to others the fact of such suspension of trading.

•

Pre-Clearance of Trades—The Company has determined that all officers and directors, and certain ones of us of the Company (who receive monthly consolidated financial information or who have been specifically instructed) should refrain from trading in the Company’s securities, even outside of the Blackout Periods, without first complying with the Company’s “pre-clearance” process. Each such person should contact the Company’s Chief Financial Officer prior to initiating any purchase or sale of the Company’s securities. The Company may also find it necessary, from time to time, to require compliance with the pre-clearance process by some consultants, contractors, and some of us other than and in addition to the foregoing persons.

•

Applicability Policy—With regard to insider trading, this Code applies to all transactions in the Company’s securities, including common stock and any other securities the Company may issue from time to time, such as preferred stock, options, warrants and convertible debentures, as well as to derivative securities relating to the Company’s stock, whether or not issued by the Company, such as publicly-traded options. As discussed above, it also applies to such securities of any other company.

The Code as to insider trading applies to all officers of the Company, all members of the Company’s Board of Directors and all of us as employees of, consultants to, and other persons associated with the Company and its subsidiaries who receive or have access to material non-public information (as defined above) regarding the Company. This Code as to insider trading applies not only to the above group of people but also to members of their immediate families, members of their households, entities controlled by them and any person who receives material, non-public information from any insider.

If we have any questions about what information is considered inside information or material information or whether the rules apply to us, we should consult our supervisors, the Chief Executive Officer or the Chief Financial Officer. Violation of the Company’s insider trading policies by us will also result in disciplinary action, which could include termination of employment with the Company. If we are aware of any violations of the Company’s insider trading policy by other employees, Geospace encourages you to report the violation to the Chief Financial Officer and/or the Chief Executive Officer.

Communicating with Securities Analysts and Investors—Securities laws generally focus on ensuring that investors are given full and fair disclosure about the public companies in which they invest. Although these laws impose an affirmative duty on public companies to make disclosures to the market under certain circumstances, disclosures to analysts and investors are completely voluntary and these groups generally owe no fiduciary duty to companies to keep disclosures confidential absent a confidentiality agreement. Notwithstanding the noncompulsory nature of such communications, Geospace spokespersons must be cognizant of the special problems that may create liability for the Company when it chooses to open its channels of communication to analysts and investors.

The Securities and Exchange Commission has adopted rules governing “Selective Disclosure and Insider Trading” which became effective October 23, 2000. These rules are referred to as Regulation FD (Fair Disclosure). The regulation provides that when an issuer of public securities, or person acting on its behalf, discloses material nonpublic information to securities market professionals and/or holders of the issuer’s securities, it must make simultaneous public disclosure of that information.

This policy documents how Geospace will respond to questions and other communications to/from securities analysts and investors (including potential investors).

•

Designated Spokesperson—Public communications should be both consistent and concise. Before being publicized, the Company’s written communications generally receive considerable scrutiny from its Board of Directors, legal counsel and auditors. Great care is taken to determine the appropriate language needed to convey the event or events being communicated, as well as to be silent on any confidential matters not yet appropriate for public disclosure.

Generally, public communications may be followed-up by inquiries from interested analysts, investors or other third parties. To ensure consistent communications to all interested parties outside the Company, Geospace has limited the number of “story tellers” within the Geospace organization. The Company has designated only its Chief Executive Officer and Chief Financial Officer to respond to such inquiries.

•

Material Nonpublic Information—Geospace spokespersons may not disclose material nonpublic information to analysts and investors without simultaneously disclosing that information publicly. Any dissemination of such information must be in a manner sufficient to ensure its availability to the investing public to promote market efficiency through equal access to information. Because disclosures to one or a group of analysts or investors are viewed as improperly favoring one group of investors, these “selective” disclosures do not satisfy the broad dissemination standard required for disclosing material information and may result in liability to our company.

Material nonpublic information can take many forms. Information that will often be considered material includes the following list.

a.	Earnings information (reports or projections, both favorable and unfavorable)

b.	Pending mergers, acquisitions, tender offers, joint ventures or changes in assets,

c.	New products, contracts or discoveries, or developments regarding customers or suppliers,

d.	Changes in control or in management,

e.	Change in auditors,

f.	Events regarding the company’s securities (defaults, calls for redemption, repurchase plans, stock splits, changes in dividends, public or private sales of additional securities)

•

Private Communications with Analysts and Investors-Reports and Models—Communications with analysts sometimes take the form of reviewing or correcting statements contained in reports and reviewing models of the company’s historical and estimated future earnings. Assisting with the drafting, reviewing, revising or disseminating such reports or projections may cause a company to inadvertently assume a duty to correct information published by an analyst if it is or becomes incorrect, and a company may be held liable for statements made in the reports if that information is materially false and misleading and can be legally attributed to the company.

It is preferable for the Geospace spokesperson to avoid any comment on such documents. However, at his/her discretion, a Geospace spokesperson may comment on such reports or projections only with regard to historical facts and general industry data that has been widely disseminated. Any comments on future financial or business activities, whether positive or negative, must be avoided.

•	Earnings Projections—Analysts and investors will often ask for commentary regarding the accuracy of future earnings projections (either their own internal projections or those of a consensus).

The SEC has taken the position that giving any guidance on earnings should be avoided because it is likely to be material. Explicit statements indicating that an estimate is “ballpark”, “too high” or “too low” must be avoided. Even implicit guidance, such as suggestions to “rethink” an earnings estimate should be avoided.

This policy prohibits any Geospace spokesperson from commenting on the accuracy of future earnings projections. Any inquiries from analysts and investors should be answered with “It is our company’s policy not to comment on earnings estimates unless we choose to do so publicly in a broadly disseminated fashion”.

•

Rumors—Often the Company’s spokesperson will be asked to comment on rumors. While a company is not ordinarily required to comment on rumors if it did nothing to contribute to them, a company can be held liable for rumors even without leaking information if its actions in responding to rumors are misleading. For example, if a company denies rumors that are false and then takes a “no comment” position on rumors that are true, its actions may be criticized and challenged. For this reason, the Geospace spokesperson should always respond to market rumors with “It is our company’s policy not to comment on market rumors”.

•

Planned Communications—If Geospace intends to open its doors to analysts’ inquiries through a conference call or by other means, it should anticipate questions that will be asked and formulate written preplanned responses. Having a “script” to follow eases the possibility of inadvertently disclosing material information. The Geospace spokesperson should make every attempt to identify the types of questions that the Company will, and will not, entertain and be prepared to answer in a consistent way those questions it will entertain.

•

Public Disclosures-Cautionary Language—Except for certain documents filed with the SEC (particularly as “Management’s Discussion and Analysis” requirements focus on known trends and uncertainties), Geospace is generally not required to make forward-looking disclosures. To the extent that Geospace makes any forward-looking disclosures, it should use cautionary language to put the analyst or investor on notice that the statement potentially lacks reliability. The spokesperson should avoid using vague, blanket or boilerplate language because such statements merely warn the reader that the investment has risks and ordinarily will be inadequate to prevent misinformation. To suffice, the cautionary statements must be substantive and specifically tailored to the risks involved. All Geospace forward-looking disclosures should be accompanied by appropriate language sufficient to give us the safe-harbor protections afforded by securities laws.

•

Full and Fair Disclosure—If Geospace decides that it must make certain disclosures, it must follow the concept of full and fair disclosure. Half-truths should be avoided and all relevant information related to the disclosure should be revealed so that the statement is not misleading. The four “golden maxims of disclosure” are: tell the truth, tell the whole truth, tell it plainly, and tell what it means. Full and fair disclosure can only be achieved if our spokespersons monitor and track disclosures that have been previously made in both formal SEC filings and informally to analysts and others so that they will continuously appreciate the “total mix” of information available to investors.

•

Intention to Update—To minimize the risk that Geospace will be found liable for failing to update prior statements, any forward-looking disclosures should include language disclaiming an intention to update so that the investment community is put on notice that it should not rely on the continued accuracy of the statement. While the Company does not intend to update forward-looking information, Geospace will monitor the circumstances so that we can reconsider that intention if we feel it advisable.

Records Retention/Destruction

Geospace’s corporate records are important assets. Corporate records include essentially everything we produce as employees. This may be something as obvious as a memorandum, a contract or a product or market study or something not as obvious, such as a desk calendar, an appointment book or an expense record.

Geospace is required by law to maintain certain types of corporate records, usually for a specified period of time. Failure to retain such documents for such minimum periods could subject the Company to penalties and fines, cause the loss of rights, obstruct justice, place the Company in contempt of court or place the Company at a serious disadvantage in litigation.

Accordingly, Geospace has established controls to assure retention for required periods and timely destruction of retrievable records, such as hard copies and records on computers, electronic systems, microfiche and microfilm. Even if a document is retained for the minimum period, legal liability or other adverse effects could still result if a document is destroyed before its scheduled destruction date.

We are expected to fully comply with the records retention/destruction schedule for the department in which we work, as it may be implemented from time to time. If we believe that documents should be saved beyond the applicable retention period, consult our supervisors who, in turn, should contact the Chief Executive Officer or the Chief Financial Officer.

Relationship with Others

Anti-Corruption Compliance

The Company is committed to compliance with the letter and spirit of foreign and domestic anti-corruption laws including the United States Foreign Corrupt Practices Act (FCPA).

Under these laws, it is a crime to give or offer bribes or inducements of any kind to government officials in exchange for business. Violations carry severe civil and criminal penalties, including fines, disgorgement of company profits, imprisonment for individuals and other sanctions.

FCPA—The FCPA is a U.S. anti-corruption law that makes it a felony to give, offer or authorize the transfer of money or anything of value to non-U.S. government officials (including employees of state-owned companies, such as national oil companies) to obtain business or improperly influence performance of the officials’ duties. It is also illegal to make such offers or payments indirectly through a third-party, such as a consultant. The FCPA requires the Company, as a publicly traded company, to maintain accurate accounting records and internal controls to detect and prevent bribery. See the Code: Internal Controls. As a U.S. company, Geospace must comply with the FCPA in its worldwide operations. Because FCPA jurisdiction reaches outside U.S. borders, it could affect Geospace and us as employees in every country where the Company does business or intends to do business.

Global Anti-Corruption Laws—Numerous multilateral institutions have adopted treaties against corruption such as the OECD Anti-Bribery Convention, the UN Convention Against Corruption and many others. As a result, countries where the Company operates have their own anti-corruption laws that may govern our conduct, such as the UK Bribery Act, Canada’s Corruption of Foreign Public Officials Act or China’s recent anti-corruption amendment to the PRC Criminal Code. Some of these laws criminalize commercial bribery in the private sector as well as bribery of government officials. As a global company, the Company strictly prohibits bribery in any form or context, anywhere in the world.

Geospace Anti-Corruption Policy—The Company has developed a separate Anti-Corruption Policy (the “Policy”) designed to protect us and the Company from the risk of violating anti-corruption laws. The Policy outlines acceptable and unacceptable business conduct to comply with foreign and domestic anti-corruption laws, including measures to address issues that may raise the risk of a violation. One such risk is engagement of third parties that may interact with government officials on behalf of Geospace.

Because a company can be liable for the conduct of its agents, the Policy outlines specific, risk-based measures to engage agents, consultants, representatives, resellers and other business partners who may interact with government officials on the Company’s behalf (collectively referred to as “Intermediaries”). All prospective Intermediaries must agree to comply with anti-corruption laws and the Company’s Policy against bribery as a condition to engagement. No waiver of this requirement will ever be given. We must contact the ACO for forms and guidance before engaging an Intermediary that may interact with Government Officials on the Company’s behalf.

All of us as employees worldwide, regardless of citizenship or geographic location are expected to become familiar and comply with this Policy and as requested, to participate in anti-corruption training sessions and certify compliance with the Policy. The Company does not tolerate failure to comply with this Policy and violators are subject to discipline, which can include termination. If we have questions about the Policy, the FCPA or anti-corruption laws of other countries where Geospace does business, we should contact the Company Anti-Corruption Compliance Officer or Chief Financial Officer.

Antitrust Compliance

Federal and state antitrust laws are designed to preserve and foster fair and honest competition within the free enterprise system. To accomplish this goal, the language of antitrust laws is deliberately broad, prohibiting such activities as “unfair methods of competition” and agreements “in restraint of trade.” Such language gives enforcement agencies the right to examine many different business activities to judge their effect on competition. Areas of concern include costs, prices, discounts, terms or conditions of sale, distribution, production, sales areas, customers, potential customers and suppliers.

Policy—Company policy requires full compliance with all antitrust laws. None of us under any circumstance has the authority (actual, apparent or otherwise) to authorize a violation of law. Company policy requires all persons acting on behalf of the Company to avoid even the appearance of conduct or activities contrary to antitrust laws. Anyone who violates the law, or knowingly permits a subordinate to do so, is subject to Company disciplinary action, including demotion or dismissal.

Criminal penalties and civil remedies for antitrust violations are severe for both the Company and the individual. They include large fines, possible imprisonment, substantial awards of damages from civil lawsuits, and/or legal proceedings that can impose massive expenses and disrupt our business.

The points discussed herein do not include every instance in which these federal laws or state antitrust laws may apply.

If we have questions or are uncertain about how the law may apply to a specific activity, contact our supervisors, the Chief Executive Officer or the Chief Financial Officer. Geospace wants us to ask questions and seek advice.

Areas of Potential Exposure—Two areas where antitrust violations can occur are in relations with competitors and in relations with customers and suppliers.

•

Relations with Competitors—Probably the greatest danger for violations of the antitrust laws rests in contacts with competitors. The laws make illegal any agreement or understanding, expressed or implied, written or oral, which restricts competition or interferes with the ability of the free market system to function properly, basically any agreement that restrains trade. In the eyes of the law, good intentions, customer benefits and consumer benefits do not justify or excuse antitrust violations.

Communications between representatives of competitors should be avoided unless they concern a true customer-supplier relationship, other legitimate business ventures or legal and proper trade association activities. A formal agreement with a competitor does not have to exist in order to prove a conspiracy to violate antitrust laws. A general discussion followed by common action can be enough to show implied agreement. In an investigation, every written or oral communication is subject to scrutiny. In fact, courts have sometimes referred to “knowing winks” and “willing nods,” pointing out tacit agreements in restraint of trade.

Accordingly, we must not engage in any communications with competitors that could result, or even appear to result, in the following situations.

a.	Price-fixing

b.	Bid-rigging (including “complimentary bidding”)

c.	Allocation of customers, markets or territories

d.	Boycotts

e.	Production limits to restrain trade

The antitrust laws recognize your need to be aware of market conditions, and, subject to the restrictions described below, you may generally discuss these with customers and others, provided they are not competitors.

•

Relations with Customers and Suppliers—Generally speaking, Geospace has an unrestricted right to choose its customers and suppliers. But, there are antitrust pitfalls in this area. The biggest danger is an allegation that, through an understanding or threat, the Company has improperly restricted a customer’s freedom to establish its own prices or terms of sale. We should avoid all conduct or activities suggesting that to be the case or giving such an appearance. We must also avoid any agreement (or appearance of an agreement) with a supplier that establishes the price or terms of sale at which we sell our products, and we should avoid complaining to a supplier about the prices charged by his other customers with whom we compete.

By law, a supplier cannot interfere with a customer’s freedom to determine its own resale prices, cash discounts, profit margins and other terms and conditions of sale. Furthermore, a supplier acting in concert with a customer cannot interfere with the business decisions of another customer. Resale price-fixing agreements can be proven by circumstantial evidence, and any criticism of a particular price level can be argued to have been a threat. We should also avoid discussions of one customer’s prices with another or with a supplier, since such discussions can be interpreted as an implied demand that a particular price be established.

Tie-in sales and reciprocal dealing are other potential danger areas where caution should rule. Tie-in or tying sales or arrangements are those in which a customer must purchase one product or service in order to be able to purchase another or a supplier must sell one product or service in order to sell another. Reciprocal sales can be described as “you buy from me because I buy from you.” Any activity that may involve these areas should be reviewed and approved by the Chief Executive Officer or the designee thereof before being discussed with a customer or a supplier.

Seeking Advice—The preceding discussion is by no means an exhaustive list of areas where antitrust laws apply. If we have questions about a specific business activity, consult with our supervisors, the Chief Executive Officer or the Chief Financial Officer. Remember, the Company wants us to ask questions.

Conflict Minerals Compliance

The U.S. Securities and Exchange Commission (“SEC”) adopted final rules to implement reporting and disclosure requirements related to “conflict minerals,” as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. The rules require manufacturers who file certain reports with the SEC to disclose whether the products they manufacture or contract to manufacture contain “conflict minerals” that are “necessary to the functionality or production” of those products. These rules impose disclosure and due diligence requirements on publicly traded companies that manufacture products containing certain minerals designated as “conflict minerals”: gold, columbite-tantalite (coltan), cassiterite, wolframite, and their derivatives, tantalum, tin and tungsten, that have all been mined or smelted in the Democratic Republic of the Congo (the “DRC”), Republic of Congo, Angola, Burundi, Central African Republic, Rwanda, South Sudan, Tanzania, Uganda or Zambia.

In order to support the objectives of the U.S. legislation on the supply of the “conflict minerals,” compliance is maintained by way of having our suppliers undertake reasonable due diligence and provide documented assurance that their supply chains which provide specified materials are sourced only from smelts outside of the “Conflict Region” or those which have been certified by an independent third party as “conflict free” if sourced within the “Conflict Region.”

Geospace’s goal is to ensure that only “conflict free” materials and components are used in products that it procures. If any of us discovers the use of these minerals produced in facilities that are considered to be “non-conflict free”, in any material, parts, or components we procure, the employee should notify the Chief Financial Officer or the Chief Executive Officer so that the appropriate actions can be made to transition the product to “conflict free.”

International Trade Restrictions and Boycotts

The ability of American companies and their foreign affiliates to trade in the world market is occasionally restricted by regulations issued by the United States government. For example, American companies are prohibited from participating in economic boycotts directed against friendly countries and trade with certain countries is restricted or prohibited.

Detailed and complex regulations have been adopted that prohibit the taking of any action that may support a boycott. The regulations prohibit the Company or any of its employees from refusing to do business with anyone based upon race, religion, sex or national origin and from providing information concerning these matters about us to customers or potential customers.

The regulations require that requests to participate in a boycott be promptly reported to the U.S. government. Requests to participate in a boycott can be found in almost any business document, including contracts, requests to bid, letters of credit, purchase orders and questionnaires which seek information about potential suppliers. We should thoroughly review all documents for boycott language, being particularly alert for words like “boycott,” “blacklist” and provisions that prohibit the importation of goods from certain countries or that require that goods be shipped on vessels or aircraft that are able to enter the ports of particular countries. If any document contains language that we believe may be boycott-related, immediately contact the Chief Executive Officer or the Chief Financial Officer before completing the transaction.

Trade between American companies and certain countries is prohibited. Please refer to the U.S. Department of Treasury website (http://www.treasury.gov) for a current list of countries with which American companies are prohibited from engaging in trade, as this list may change from time to time. Further, additional restrictions and regulations apply to certain trade activities with certain other countries. The prohibitions may also apply to foreign affiliates of American companies. We should consult with the Chief Executive Officer or the Chief Financial Officer before any business relationships are established with any of the named countries, and trade with other countries, if any doubt exists, also should be cleared with the Chief Executive Officer or the Chief Financial Officer.

Compliance with boycott requests, failure to promptly report the receipt of boycott requests and trading with the named countries (or with certain other countries to which further regulations apply) can subject the Company to severe penalties.

Community Involvement

Geospace strives to be a responsible corporate citizen in the communities and areas in which it operates. In this effort, the Company provides support to various educational, charitable, cultural and civic endeavors. Such support may involve gifts of time or money. Monetary contributions are made in specified main categories, including education, health and welfare, culture and art and civic causes. Funds are allocated on the basis of financial need, degree to which programs affect employees or their families, effectiveness of the program being considered and the extent of benefits to the public.

The Company also encourages us to become active citizens in our communities. We should use our good judgment to assure that our participation doesn’t conflict with our responsibilities to the Company.

Political Participation

Participation in the political process is one of every citizen’s most basic rights. Federal and state laws, however, limit the nature and extent of individual and corporate political participation. For example, federal law and the laws of many states prohibit corporate contributions to political candidates or officeholders.

It is against Company policy to use Company funds or other Company assets to make political contributions to candidates for political office or to officeholders. This policy applies even in states where the law may permit corporate political contributions. We must obtain the approval of the Chief Executive Officer or the Chief Financial Officer before allowing any Geospace facilities to be used for political purposes.

Federal law and Company policy also state that no one will be reimbursed for personal political contributions. Personal compensation will not be altered in any way under any circumstances to reflect such contributions.

While corporate policy does not prohibit political contributions that are legal under the laws of foreign countries where the contribution may be made as well as under the FCPA, such a donation requires the approval of the Chief Executive Officer and the Chief Financial Officer.

Personal Political Participation—The Company encourages us to participate in our national or local political process, as we so desire. We may make personal political contributions or communicate our personal beliefs to elected officials.

It is important, however, to distinguish between personal and corporate political activities. As a responsible corporate citizen, Geospace may speak out on issues of importance to the Company. Senior management is responsible for developing the Company’s position on relevant legislative and regulatory issues, and the Company’s government relations representatives are responsible for communicating these positions to government officials as directed by management.

Unless we are specifically requested by the Company to represent it before legislative or other government bodies, be sure we clearly label any personal communication with legislators as your own beliefs. If we are contacted by legislators or regulators regarding the Company’s position on public issues, we should refer them to the Chief Executive Officer or the Chief Financial Officer.

Media Relations—Geospace has designated spokespersons skilled in incorporating the best social media practices under US securities and disclosure laws and regulations. Social media refers to any digital technology that enables people to create and share content and opinions in conversations over the internet, including but not limited to Facebook, Twitter, YouTube, LinkedIn, and blogs, wikis, and comments included on websites reviewing products and services. Social media conduct should not be any different from our regular, everyday conduct as employees, using sound judgment, common sense and by following this Code. We should refer these and all other requests from the news media to the Chief Executive Officer or Chief Financial Officer.

We may not release information to social or news media about Company activities or the activities of other employees. The Company has established systems and procedures for responding to such requests and for obtaining management approval for public statements. If an activity merits or requires public disclosure, its release will be handled by the Chief Executive Officer or Chief Financial Officer.

Government and Third Party Investigations

Occasionally, Geospace may be subject to information requests, inspections or investigations by governmental entities. It is the Company’s policy to cooperate fully with all legal and reasonable governmental requests associated with information requests, inspections or investigations unless the Chief Executive Officer, together with legal counsel, determines that Geospace has a legally defensible basis for not complying and that the Company should not comply. Therefore, we are instructed as follows in regards to these situations.

•

Government Information Request—We should notify the Chief Executive Officer immediately about any government (or private) information request, inspection, investigation, search warrant or subpoena of Geospace or its personnel or customers.

•

Government Information Divulged—We should also notify the Chief Executive Officer before any information is given to any government entity. If circumstances prevent advance notification, notification should be given as soon as possible after information is given to the government entity.

•

Organization Information Request—We should notify the Chief Executive Officer immediately about any information request, inspection or investigation by any stock exchange or self-regulatory organization that is directed to Geospace or its personnel before any information is given to the entity.

The Follow-Through

As described throughout this document, the Company has put certain review mechanisms into place with respect to specific matters in the Code and specific officers have been designated for certain responsibilities. There are three broad actions we can take to assure that our written commitment to legal and ethical business conduct pays off in practice.

First Action—The first action is to provide a mechanism that will help us handle difficult judgment decisions—those “gray areas” where it is often hard to pinpoint right from wrong. None of us should be uncomfortable in handling a question of ethics. When such situations arise, we must seek counsel. The Geospace system is very simple: ask the persons to whom we report. That person can in turn “take it up the line” as may be necessary.

All managers are to maintain an “open door” policy with regard to questions of ethics and law. They are to make themselves easily available to all of us who have such questions. Employees in turn are reminded that the time to bring up a question of legal or moral standard or ethical behavior is before the fact, rather than after the fact. We must never hesitate to talk to our supervisors about a question of proper business conduct, no matter how small or insignificant it may seem to be.

If we are uncomfortable speaking with a member of the management team there are two other reporting options available to all of us as employees. We may call the ethics hotline, or we may report your concern via a web-based ethics hotline. Both the phone and web-based hotlines are operated by an independent third party, are available in English, Spanish, Vietnamese, Chinese, or Russian. We will have a choice of either identifying ourselves or remaining anonymous. The information provided via the phone based or web based hotline is forwarded to the Director of Internal Audit in a report format only. Calls are not recorded and no other member of management receives the information directly.

Website	USA, Canada, and Colombia	China	United Kingdom	Russia
https://geospace.alertline.com	(800) 622-7419	10-800-711-0631 or 10-800-110-0577	0808-234-7051	8^10-800-120-1011 or 8^10-800-110-1011 then dial (800) 622-7419

Any person reporting in good faith a suspected violation should not be concerned about suffering harassment, retaliation or adverse employment consequences by the Company or its management. Any such act will not be tolerated, and any job holder or person involved in such behavior will be subject to disciplinary sanctions, up to or including termination.

Second Action—The second action consists of several programs or procedures that will make attention to this Code and detection of variances an integral part of managing our business. These steps that follow will be implemented.

•

Authority—The Audit Committee of the Company’s Board of Directors serves as the final authority with regard to our Code and is responsible for specifying procedures to implement this follow-through program. This committee consists of designated members of the Board of Directors who may in turn designate members of management for certain purposes.

•	Review—At least once a year, managers will review this Code with their subordinates to insure that the Code is fully understood.

•	Investigation—Managers will investigate any suspicion that unethical or illegal activities are taking place and call upon the Chief Executive Officer or Chief Financial Officer for assistance.

•

Letters—All corporate officers, general managers, supervisors and other key personnel will sign a letter every year, a copy of which will be retained by the Company (and available for review by the Audit Committee), affirming a knowledge and understanding of Geospace’s Code and stating that within the past year the following has occurred.

a.	They have reviewed this Code with their employees.

b.	They have investigated all cases of suspicious conduct.

c.	They have reported significant violations of this Code to the Audit Committee.

•  Reporting—The Chief Executive Officer and the Chief Financial Officer will report immediately to the Audit Committee any violations or suspected violations of this Code which come to their attention as a result of the procedures contemplated hereby and of carrying out normal audits of the Company’s accounts. Appropriate action will follow.

•	Waivers—Waivers of this Code as to any officer or director of the Company may be made only by the Audit Committee and will ordinarily require prompt public disclosure.

Third Action—The third action is to advise us that the Audit Committee of the Board of Directors is hereby establishing procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls and auditing matters and violations of law or of this Code and (ii) the confidential, anonymous submission by us of concerns regarding any such matters. Any such submissions should be made by means of a memorandum delivered in a sealed envelope, addressed to “Chairman, Audit Committee”, at the Company’s main address of 7007 Pinemont Drive, Houston, Texas, USA 77040, which envelope should be marked externally “Personal and Confidential”. In such memorandum we may report Code and/or law violations or your concerns in that regard. We may remain anonymous if you so wish. This procedure should not, of course, be used for personal vendetta, but is an open means for our use. The cooperation of every one of us as employees is required in assuring that instances of violations of law or of this Code, including accounting, internal control or auditing breaches or lapses, are called to the attention of those in the Company who should be informed. We as well as agents should report conduct by others in the organization that is at odds with this Code and/or law and cooperate with investigations. We may do so without fear of retribution. None of us as employees will suffer any adverse action or career disadvantage for questioning in good faith a Geospace practice. The Audit Committee will treat all such submissions in as confidential a manner as is possible in carrying out any investigation as to the matters brought to its attention. If we are to hold ourselves to these high standards, each of us must understand that the Company’s best interests are our best interests and that we are expected to exercise honorable intentions and good judgment as well as moral courage in matters of investigation and reporting covered in this policy.

Like our Code of Business Conduct itself, the system Geospace has devised for follow-through will be subject to change and revision as the Company gains experience with it. The Company has no intention of overcomplicating our business lives with unnecessary procedures. But at the same time, Geospace wants it clearly understood that adherence to law and this Code carries the highest priority.

GEOSPACE TECHNOLOGIES CORPORATION

GENERAL CODE OF BUSINESS CONDUCT

FORM OF AGREEMENT

In consideration of my employment by Geospace Technologies Corporation or one of its subsidiaries (hereinafter “Geospace” or the “Company”), I understand that my conduct as an employee is expected to comply at all times with the highest ethical business standards. I have read the Company’s General Code of Business Conduct (the “Code”) and, if applicable to me, the Supplemental Code of Ethics for CEO and Senior Financial Officers (the “Supplemental Code”), and I agree to abide by the terms of the policies set forth therein. In addition, I hereby specifically agree that

•	I am familiar with and understand the statements set forth in the Code and, if applicable to me, the Supplemental Code.

•	I will abide by the Company’s policies in the Code and, if applicable to me, the Supplemental Code.

My obligations to abide by these policies may not be changed or modified, released, discharged, abandoned or terminated, in whole or in part, except by an instrument in writing signed by a duly authorized senior officer of the Company. I further understand that my obligation to abide by these policies is ongoing, and I agree to promptly disclose to the Company’s Chief Executive Officer or Chief Financial Officer any exceptions to or potential conflicts with this Agreement that may arise subsequent to signing this Agreement.

I acknowledge that neither this Agreement nor the Code nor the Supplemental Code, if applicable to me, is meant to vary or supersede the regular terms and conditions of my employment by Geospace or to constitute an employment contract.

In consideration of my continued employment by Geospace, I understand my continuing responsibility to comply at all times with the Code and, if applicable to me, the Supplemental Code. At this time, I am in compliance with the Code of Business Conduct and I am not currently aware of any unreported violation of it by any Geospace employee, including those employees under my supervision, if applicable. I will continue to comply and will report any non-compliance that comes to my attention. I understand that this certification supplement does not supersede any prior certifications that I have signed.

Signature:

Name:

(Print Legibly)

Employee Title:

Employee Business Phone:

Date:

EMPLOYEES: RETAIN A COPY OF THIS DOCUMENT FOR YOUR RECORDS. A COPY OF THIS CERTIFICATION WILL BE MAINTAINED IN YOUR PERMANENT EMPLOYEE FILE.

INFORMATION REQUIRED BY THE COMPANY’S CODE OR THE SUPPLEMENTAL CODE.

List below any existing or potential conflicts of interest and any directorships, officerships, or other positions held in commercial firms or organizations that are not substantially or wholly owned by Geospace Technologies Corporation or one of its subsidiaries. You should list those positions even if you serve at the request of or with the permission of the Company, but you need not list positions held in charitable or community organizations or on residential cooperative boards whose activities do not conflict with the interest of your employer and which do not impose excessive demands on your time. Also, use the space below to identify any questions or comments you may have.

PLEASE RETURN TO YOUR HUMAN RESOURCES DEPARTMENT.

SUPPLEMENTAL CODE OF ETHICS FOR CEO

AND SENIOR FINANCIAL OFFICERS

The Company has a General Code of Business Conduct (the “Code”) applicable to all directors and employees of the Company. The CEO and all senior financial officers, including the CFO and principal accounting officer, are bound by the provisions set forth therein relating to ethical conduct, conflicts of interest and compliance with law. In addition to the Code, the CEO and senior financial officers are subject to the following additional specific policies and procedures:

1.

The CEO and all senior financial officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the Securities and Exchange Commission or in its press releases as to financial matters. Accordingly, it is the responsibility of the CEO and each senior financial officer promptly to bring to the attention of the Audit Committee of the Board of Directors any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings and such press releases and otherwise to assist management personnel involved in the disclosure process and the Audit Committee in fulfilling their responsibilities.

2.

The CEO and each senior financial officer shall promptly bring to the attention of the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal control over financial reporting that could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

3.

The CEO and each senior financial officer shall promptly bring to the attention of the Audit Committee any information he or she may have concerning any violation of the Code or of these additional policies and procedures, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management member or other employee who has a significant role in the Company’s financial reporting, disclosures or internal controls.

4.

The CEO and each senior financial officer shall promptly bring to the attention of the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof.

5.

The Board of Directors, or the Audit Committee, each with the advice of legal counsel, shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Code or of these additional policies and procedures by the CEO or any of the Company’s senior financial officers. Such actions shall be reasonably designed to prevent and deter wrongdoing and to promote accountability for adherence to the Code and to these additional procedures, and shall include written notice to the individual involved (i) that the Board or Audit Committee has determined that there has been a violation, (ii) of censure by the Board or Audit Committee, (iii) of demotion or re-assignment of the individual involved, (iv) of suspension with or without pay or benefits, (v) of termination of the individual’s employment or (vi) some combination of the foregoing, all as shall be determined by the Board or Audit Committee to be appropriate in a particular situation. In determining what action is appropriate in a particular situation, the Board of Directors or Audit Committee or any designee thereof shall take into account all relevant information, including the nature and severity of the violation, whether a violation was a single occurrence or one of repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

6.

Any changes to, or waivers (including an implicit waiver arising by reason of failure to take action with respect to a departure from these additional procedures within a reasonable period of time) as to, these additional procedures will, under requirements under the Sarbanes-Oxley Act and rules and regulations promulgated thereunder, be disclosed by the Company on a Form 8-K filed with the SEC or on the Company’s website within five business days of the event.